EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form S-11 of our report dated November 3, 2008 relating to the consolidated balance sheet of TNP Strategic Retail Trust, Inc. and subsidiary, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Costa Mesa, California
November 3, 2008